AllianceBernstein Focused Growth and Income Fund, Inc.

Exhibit 77C
Matters submitted to a vote of security holders


RESULTS OF SHAREHOLDERS MEETING
(unaudited)

A Special Meeting of the AllianceBernstein Focused Growth and Income Fund (the Fund) was held on November 15, 2005 and adjourned until December 6, 2005, December 19, 2005, December 21, 2005 and December 22, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. At the December 6, 2005 Meeting, with respect to the third item of business, the amendment, elimination, or reclassification as non-fundamental of the fundamental investment restrictions, and the fourth item of business, the reclassification of the Funds fundamental investment objective as non-fundamental with changes to the Funds investment objectives, the required number of outstanding shares voted in favor of each proposal, and each proposal was approved. With respect to the second item of business, the approval to amend and restate the Charter of the Fund, an insufficient number of required outstanding shares voted in favor of the proposal and, therefore the proposal was not approved. A description of each proposal and number of shares voted at the Meetings are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

				Voted For	Withheld Authority
1.The election of
  the Directors, each
  such Director to
  serve a term of an
  indefinite duration
  and until his or
  her successor is
  duly elected and
  qualifies.

Ruth Block			14,646,059	429,352
David H. Dievler		14,636,207	439,204
John H. Dobkin			14,678,380	397,031
Michael J. Downey		14,685,637	389,774
William H. Foulk, Jr.		14,662,699	412,712
D. James Guzy			14,525,469	549,942
Marc O. Mayer			14,671,604	403,807
Marshall C. Turner, Jr.		14,677,076	398,335


			Voted For   Voted Against   Abstained  	Broker
      								Non-Votes
2.The amendment and	14,266,177  386,033	    533,804	0
  restatement of the Funds
  charter, which repealed
  in its entirety all
  currently existing
  charter provisions and
  substituted in lieu
  thereof new provisions
  set forth in the Form
  of Articles of
  Amendment and
  Restatement attached
  to the Funds Proxy
  Statement as
  Appendix D.

3.The amendment, elimination,
  or reclassification
  as non-fundamental of the
  fundamental investment
  restrictions regarding:

3.A.  Diversification	13,081,218   481,644   	    176,938	4,739,907

3.B.  Issuing Senior	13,045,727   519,826        174,247     4,739,907
      Securities
      and Borrowing Money

3.C.  Underwriting	13,054,474   510,382        174,943     4,739,907
      Securities


3.D.  Concentration of	13,057,817   508,206        173,776     4,739,907
      Investments


3.E.  Real Estate and 	13,080,093   489,502        170,204     4,739,907
      Companies that Deal
      in Real Estate


3.F.  Commodity		13,063,782   501,034        174,984     4,739,907
      Contracts
      and Futures Contracts


3.G.  Loans		13,061,432   507,543        170,824	4,739,907

3.I.  Exercising 	13,064,952   498,728	    176,120	4,739,907
      Control

3.N.  Pledging, 	13,072,384   482,419        184,997     4,739,907
      Hypothecating,
      Mortgaging, or
      Otherwise Encumbering
      Assets

4.The 			12,644,165   542,759        552,876     4,739,907
  reclassification of
  the Funds fundamental
  investment objective as
  as non-fundamental with
  changes to the Funds
  investment objectives.